Exhibit (h)(1)(v)

Appendix A to Amended and Restated Operating Expenses Agreement

(Effective June 8, 2026)

Fund	Class M Operating Expense Limit (1)	Class I Operating Expense Limit	Admin . Class Operating Expense Limit (1)	Plan Class Operating Expense Limit	Class I-2 Operating Expense Limit	Class I-3 Operating Expense Limit

TCW MetWest Total Return Bond Fund	0.70%	0.49%	0.90%	0.39%	0.54%	0.59%

TCW MetWest Low Duration Bond Fund	0.63%	0.44%	0.83%	N/A	N/A	0.54%

TCW MetWest Ultra Short Bond Fund	0.50%	0.34%	N/A	N/A	N/A	N/A

TCW MetWest High Yield Bond Fund	0.85%	0.60%	N/A	N/A	N/A	0.76%

TCW MetWest Strategic Income Fund	1.04%	0.80%	N/A	N/A	N/A	N/A

TCW MetWest Unconstrained Bond Fund	1.04%	0.80%	N/A	0.70%	N/A	0.90%

TCW MetWest Investment Grade Credit Fund	0.70%	0.49%	N/A	N/A	N/A	N/A

TCW MetWest Sustainable Securitized Fund	N/A	0.49%	N/A	N/A	N/A	N/A

(1) Includes Rule 12b-1 fees paid by Class M and Administrative shares of the Funds. There are no Rule 12b-1 fees assessable for Class I, Class I-2, Class I-3 or Plan Class shares of the Funds.

TCW METROPOLITAN WEST FUNDS		METROPOLITAN WEST ASSET MANAGEMENT, LLC

By:	/s/ Peter Davidson	By:	/s/ Peter Davidson

Title:	Vice President and Secretary	Title:	Managing Director and Associate General Counsel